Exhibit 8.1

Sidley Austin LLP 1000 Louisiana Street Suite 5900 Houston, TX 77002 +1 713 495 4500 +1 713 495 7799 Fax AMERICA ● ASIA PACIFIC ● EUROPE

[            ], 2020

Re:	Texas Pacific Land Corporation Form 10

Ladies and Gentlemen:

We have acted as counsel for Texas Pacific Land Trust (“TPL Trust”), in connection with the corporate reorganization into and distribution of (the “Reorganization”) Texas Pacific Land Corporation (“TPL Corporation”), as described in the registration statement filed by TPL Corporation with the Securities Exchange Commission (“SEC”) on Form 10 (File No. 001-[ ]) under the Securities Act of 1933 (the “Registration Statement”). All capitalized terms used but not defined in this opinion shall have the meanings set forth in the Registration Statement.

In rendering our opinion we have examined and relied, with your consent, on (i) the Registration Statement; (ii) the Contribution Agreement; (iii) the representation letters, dated on or around the date hereof, addressed to us from TPL Trust and TPL Corporation (the “Officer’s Certificates”); and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that any agreements that have not yet been executed will be executed substantially in the form of the relevant drafts as in existence as of the date hereof.

In rendering our opinion we have assumed, with your consent, that (i) all signatures are genuine, all natural persons are of legal capacity, all documents submitted to us are authentic originals, or if submitted as duplicates or certified or conformed copies that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required in the form presented to us; (iii) all representations and statements set forth in such documents are true, correct and complete as of the date hereof; (iv) any representation or statement qualified by belief, knowledge, materiality or any similar qualification is true, correct and complete without such qualification; (v) all events described in such documents that are expected, planned or intended to occur or not occur will in fact occur or not occur, as applicable, and all obligations imposed on any party by any such document have been or will be performed or satisfied in accordance with their terms; and (vi) TPL Trust, TPL Corporation, and their subsidiaries will treat the Reorganization for U.S. federal tax purposes in a manner consistent with the opinion set forth below.

Our opinion is based on statutory, regulatory and judicial authority existing as of the date hereof, any of which may be changed at any time with retroactive effect. A change in applicable law may affect our opinion. In addition, our opinion is based solely on the documents that we have examined and the facts and assumptions set forth above. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. Any variation or difference in such documents or inaccuracies of such assumptions may affect our opinion. Our opinion cannot be relied upon if any of our assumptions are inaccurate in any material respect. We assume no responsibility to inform you of any subsequent changes in the matters stated or represented in the documents described above or assumed herein or in statutory, regulatory and judicial authority and interpretations thereof. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. We express our opinion only as to those matters specifically addressed in this letter, and no opinion has been expressed or should be inferred as to the tax consequences of the Reorganization under any state, local or non-U.S. laws or with respect to other areas of U.S. federal taxation.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Based upon and subject to the foregoing and to the assumptions and limitations set forth herein and in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences”, and assuming that the Reorganization is consummated as described in the Registration Statement and the Officer’s Certificate, the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” sets forth our opinion as to the material U.S. federal income tax consequences of the Reorganization to U.S. Holders of sub-share certificates of TPL Trust.

We hereby consent to the filing of this opinion with the SEC as Exhibit 8.1 to the Registration Statement. We also consent to the references to our firm under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC.

Very truly yours,